UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 11, 2013

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 696-9881

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 11, 2013 TXO Plc issued the following press release.  TXO and Empire are both investors in Tasmanian Oil and Gas Ltd.

Equity Issue Raising £1.043 million

TXO PLC

11 January 2013

TXO PLC

("TXO" or the "Company")

EQUITY ISSUE RAISING £1.043 MILLION

TXO plc, the AIM quoted oil and gas investment company with investments in the Grand Bahamas Group Limited that is establishing a waste oil collection facility and Hydrocarbon Recovery Plant ("HRP") in the Bahamas and has made other investments including an initial investment in establishing an oil and gas exploration company named Tasmanian Oil and Gas Ltd ("TOG"), announces that it has completed, conditional on admission, an equity placing of 521.5 million new ordinary shares of 0.1 pence each ("Placing Shares") at a price of 0.2 pence per share (the "Placing") raising £1,043,000, before expenses, principally through Fox-Davies Capital Limited.

The funds from the Placing are to be used by TXO principally to exercise part of its option over additional shares in GBG and so increase its shareholding above the current holding of 23.64% and so enable GBG to progress development of the HRP, to expand its investment portfolio and for general working capital purposes.

Application has been made to the London Stock Exchange for admission of the Placing Shares and Subscription Shares and to trading on AIM ("Admission"). It is expected that Admission will become effective and that trading will commence on 16 January 2013.

Following Admission, the Company will have 1,047,835,913 ordinary shares in issue. The new ordinary shares will rank pari passu in all respects with the existing ordinary shares.

Tim Baldwin, Chairman of TXO and a Director of GBG, stated: "We are delighted by the response to the equity raise and to be able to welcome onto our share register a number of well-known City institutions. We are particularly excited by our investment in GBG and its development of a Hydrocarbon Recovery Plant in the Bahamas and we look forward to reporting on its progress during 2013."

For further information, please contact:

TXO PLC
Tim Baldwin, Chairman	+44 (0) 207 518 4300

Fox Davies Capital Limited	+44 (0) 20 3463 5000
Simon Leathers (Nominated Adviser)
Daniel Fox-Davies / Richard Hail

Lothbury Financial Services Limited	+44 (0) 203 440 7620
Michael Padley / Chris Roberts

For further information on TXO please visit: txoplc.co.uk

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: January 11, 2013

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer